[THE RHODES GROUP, LLC LETTERHEAD]


CONFIDENTIAL

April 28, 1999

Vince Castagnola
Internet Golf Association, Inc.
24921 Dan Point Harbor Drive, Ste. B200
Dana Point, CA 92629

Re: Services Proposal/Agreement

Dear Vince:

I'm glad we had the chance to got acquainted over the phone earlier today. I enjoyed learning about the IGA my meeting with Phil last week. At your request, I have prepared this proposal/agreement of the terms by which the Rhodes Group ("Rhodes") would prepare the Internet Golf Association, Inc. (the "Company") business plan.

1) Comprehensive Business Plan. Preparation of the business plan entails the investment of time necessary to present all pertinent aspects the Company in a thoroughly professional manner. The projections cover three (3) years and include balance sheet, cash flow and income statements, with supporting schedules and cross-referenced table of assumptions. The fees for the Business Plan depend on several factors such as breadth and number of product lines, number of markets served, technical nature of products and industry, scope of operations, etc.

We will compile information that will comprise the business plan through discussions with management, the answering of questionnaires, industry/market and company information to which you have access, and some outside research. We base our estimate of fees on the assumption that the Company shall provide Rhodes with any and all company, industry, marketplace, competitor, and other information available to it upon request by Rhodes.

a) Fees. The total fee for preparing the Business Plan, as described above, will be $20,000 (100 hrs of our Staff Consultants' time at $100/hr; 60 hrs of our Senior Consultants' time at $150/hr. and 40 hrs of clerical time -for transcriptions - at $25/hr). As you have indicated that you would be interested in compensating us for a portion of the fees in common stock of the Company, we have included our formula for such compensation in this proposal/agreement. Our proposed stock compensation formula reduces the cash portion of the fees by 25% to $15,000 (please see Terms).

In the event that the Company first engages Rhodes to prepare an Executive Summary document, as described in paragraph 2 below, then any fees related to the preparation thereof shall be credited against the fees for the Business Plan.

b) Terms.

i) All Cash Terms:

1. 1/3 of estimated fees ($6,667) at start of project (signing of this agreement);

2. 1/3 ($6,667) when initial retainer is exhausted;

3. 1/6 ($3,333) upon submission of complete draft plan;

4. Final balance ($3,333) upon submission of final draft.

initial acceptance of (1.b.i) here: _____

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ii) Cash & Stock Terms: We have indicated to you that we would be willing to accept payment for 23% of the billed hours in the form of common stock of the Company. Under this type of arrangement, the terms are as follows:

1. 1/4 of estimated fees ($5,000) at start of project (signing of this agreement);

2. 1/4 ($5,000) when initial retainer is exhausted;

3. 1/4 ($5,000) upon submission of complete draft plan;

4. Final balance upon submission of final draft, to be paid in Common Stock of the Company as follows: 25% of Consultants' hours (40 hours) to be valued at $300 per hour (for a total of $12,000) to be paid in Common Stock of the Company at 50% of the current market rate (if public), or the last price paid by an outside investor for Common Stock (if private) of the Company (the "Stock Compensation"). The Company agrees to issue such shares to The Rhodes Group pursuant to and in accordance with "Rule 701" which is designed to provide ft payment of services rendered to independent contractors in the form of common stock.

Initial acceptance of (1.b.ii) here: ____

2) Executive Summary Document. This document summarizes the pertinent aspects of the business in brief detail. You understand that it does not include the level of detail that is presented by the business plan or a summary business plan. It is understood that the summary plan shall not include the detailed pro forma financial statement that would be prepared in connection with a Comprehensive Business Plan. We will include summary projected financial information if such information is made available to us by the Company.

a) Fees. The total fee for preparing the Business Plan, as described above, will be $5,000 (25 hrs of oue Staff Consultants' time at $100/hr; 15 hrs of our Senior Consultants' time at $150/hr; and 10 hrs of clerical time - for transcriptions - at $25/hr)

b)    Terms.
1. 1/2 of estimated fees ($2,500) at start of project (signing of this agreement);
2. 1/4 (1,250) upon submission of complete draft executive summary;
3. Final balance ($1,250) upon submission of final draft.

Initial acceptance OF 2 here: _______

3) Additional Services. Any time for services requested and agreed to by you other than above directly related to the business plans, such as strategic planning, etc., will be recorded separately and billed at month-end. Such services shall be billed at the rate of $150/hr and paid by the Company immediately upon receipt of invoice(s).

4)Direct Costs. The hard costs Of producing the physical business plan, such as artwork, laser printing, photography, xeroxing, printing, binding, covers, foil sampling, die, etc., will be costs that are above and beyond the fees outlined above. We can provide you with a definitive estimate of these costs at a later date, however, hard-bound plans generally run between $20.00 - $22.00 each (not including photos/color xeroxes), plus about $150 in one time set-up costs. You can coordinate these services and pay these costs directly, or we can coordinate and pay them (for a service mark-up), at your choice. Prior to placing an order for the production/printing of business plans, we will require an advance against the estimated costs thereof.

5) Independent Relationship. It is understood that Rhodes, including its principal(s), employees, and/or agents is acting as an independent contractor to the Company and is not authorized to act on behalf of or otherwise obligate the Company in any way without the prior consent of the Company. It is further understood that the scope of the services described above does not provide for the conducting of a thorough due diligence review process by Rhodes; and therefor, Rhodes is relying completely on the statements and representations of the Company as the basic for all information contained in the Business Plan, including, but not limited to financial projections and assumptions thereto. It is agreed that the Company shall submit the draft business plan to Company legal counsel for their review and comments prior to the publication and/or dissemination of a final draft; and that any comments from counsel arising from such review shall be provided to Rhodes.

6) Indemnity. The Company shall indemnify and hold harmless The Rhodes Group, LLC, including its principals, employees, affiliates and agents, from and against any and all losses, claims, damages, other reasonable expenses incurred by Rhodes in connection with investigating or defending against or providing evidence in any litigation, whether commenced or threatened, in connection with any claim, action, or proceedings, whether or not resulting in any liability to which Rhodes may become subject under any statute, at common low or otherwise, caused by, or arising out of, any service under this Agreement; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability (a) is found in a final judgment by a court to have resulted from Rhodes' gross negligence.

7) Miscellaneous. The Rhodes Group, LLC shall own the copyright to all materials developed by Rhodes for the Company. In consideration of payment in full to its services rendered under this agreement, the Company shall be entitle the right, without further payment, to use and/or reproduce such materials for any legal purposes, which right shall extend for an indefinite period of time.

Our estimates presume adequate and timely supply of information by the client, the absence of significant "running changes," or other unforeseen factors that may add to the actual hours, fees and turnaround times. In the event that the Company instigates changes in the project that are outside the original scope of the project and add materially to Rhodes' investment of time, Rhodes shall inform the Company of any additional resulting fees prior to undertaking such changes, and the parties shall agree to such additional changes and fees before proceeding. In the event that the Company chooses to terminate the project prior to its completion, the Company shall immediately instruct Rhodes to cease work. The Company shall pay Rhodes any and all fees due for instrumental work performed on the project up to and including the date of receipt of notice of project termination.

This Agreement constitutes the entire Agreement between the parties, and it may not be modified except in writing signed by all the parties. This Agreement shall be governed and construed in accordance with the laws of the State of California. The parties mutually agree that any controversy, dispute, or claim of whatever nature arising out in, in connection with, or in relation to the interpretation, performance or breach of this agreement and any schedule or exhibit attached hereto or this relationship against you or you against the Company shall be resolved through a two-step dispute resolution process administered by Judicial Arbitration & Mediation Services,
Inc. (JAMS) involving first mediation before a retired judge or justice from the JAMS panel, followed if necessary, by final and binding arbitration conducted at a location determined by the arbitration in Los Angeles
County, California, administered in accordance with the then existing rule of practice and procedure of JAMS and judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. The arbitrator shall determine which is the prevailing party and shall include in the award that party's reasonable attorney fees ad other costs of the mediation and arbitration.

If you have any questions regarding this proposal, please give me a call. Otherwise, please indicate your choice of projects and terms by indicating next to paragraph 1.b.i or 1.b.ii and/or 2 (above), and acknowledge your acceptance where indicated below. We are pleased to be able to assist you and your colleagues in achieving your continued growth objectives for Internet Golf Association, Inc.

Very trult yours,

/s/James P. MacPherson, Jr., Managing Partner
The Rhodes Group, LLC.


AGREED AND ACCEPTED:            Date:  8-29-99
Internet Golf Association, Inc.

/s/Vince Castagnola, Principal